UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2019

FRANCESCA’S HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
001-35239	(State or Other Jurisdiction of Incorporation)	20-8874704
(Commission File Number)		(I.R.S. Employer Identification No.)

8760 Clay Road, Houston, Texas		77080
(Address of Principal Executive Offices)		(Zip Code)

(713) 864-1358

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Listing Rule or Standard.

On February 1, 2019, Francesca’s Holdings Corporation (the “Company”) received a letter (“Notice”) from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the requirement of the Nasdaq Global Select Market to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1).

The Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Global Select Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until July 31, 2019, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. In the event that the Company does not regain compliance within this 180-day period, the Company may be eligible to transfer to the Nasdaq Capital Market and seek an additional compliance period of 180 calendar days if it (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and (ii) provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, including by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that it will not be eligible for the additional compliance period and its common stock will be subject to delisting. The Company would then be entitled to appeal the determination to a Nasdaq Listing Qualifications Panel and request a hearing.

The Company will consider its available options to regain compliance. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 29, 2019, Mr. Steven Lawrence resigned from the Board of Directors (the “Board”) of the Company as a Class II director of the Board and his positions as President and Chief Executive Officer and from all other positions he holds with the Company and each of its subsidiaries, effective February 1, 2019. The resignation of Mr. Lawrence was not as a result of a disagreement with the Company or on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Lawrence for his service with the Company.

(c) On February 4, 2019, the Board appointed Mr. Michael Prendergast as the Company’s Interim Chief Executive Officer, effective immediately. Mr. Prendergast, 46, is a Senior Director at Alvarez & Marsal, part of a global professional services firm (“A&M”) where he has been employed since June of 2018. Prior to joining A&M, Mr. Prendergast served as Chief Executive Officer of Maxima Global Holdings, LLC from 2015 to June 2018 and as Chief Executive Officer at MPI Industries, LLC from 2013 to 2015.

(e) In connection with the appointment of Mr. Prendergast as Interim Chief Executive Officer, on February 4, 2019, the Company entered into an engagement letter with A&M to provide for, among other things, Mr. Prendergast’s services as the Company’s Interim Chief Executive Officer (the “Engagement Letter”).

Under the terms of the Engagement Letter, during his service at the Company, Mr. Prendergast will continue to be employed by A&M and will not receive any compensation from the Company or participate in any of the Company’s employee benefit plans. The Company will instead pay A&M a fee at an average monthly rate of approximately $100,000 for the Interim Chief Executive Officer services provided by Mr. Prendergast in accordance with the terms of the Engagement Letter. Pursuant to the Engagement Letter, the Company will pay A&M a retainer in the amount of $250,000, which will be credited against amounts due at termination of the engagement and returned upon the satisfaction of all obligations under the Engagement Letter, and will also reimburse A&M for reasonable and documented out-of-pocket expenses. In addition, the Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services, and the parties will seek to reach an agreement on the terms and amount of such incentive compensation.

The Engagement Letter may be terminated with immediate effect by either party at any time without cause by giving written notice to the other party, subject to the payment of fees and expenses incurred by A&M through the effective date of termination (and, under certain circumstances, the payment of incentive compensation to A&M on terms to be agreed between the parties). The Engagement Letter also contains certain covenants, including a two year-non-solicitation provision applicable to the Company.

Except as described above, there are no arrangements or understandings between Mr. Prendergast and any other person pursuant to which Mr. Prendergast was appointed as Interim Chief Executive Officer and there are no transactions between the Company and Mr. Prendergast that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Prendergast and any other director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: February 4, 2019	By:	/s/ Marc G. Schuback
Marc G. Schuback
Senior Vice President, General Counsel & Secretary